EXHIBIT 99.1
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Regions Names John Owen as Chief Operating Officer

BIRMINGHAM, Ala. - July 26, 2018 - Regions Financial Corp. today announced that it has named John Owen its Chief Operating Officer.

“John is an outstanding leader who has demonstrated an ability to build strong teams and highly effective products and businesses,” said John Turner, Regions President and CEO.

As Chief Operating Officer, Owen will oversee the Enterprise Operations, Information Technology, Data and Analytics, Corporate Real Estate and Procurement, Corporate Marketing, and Digital Banking Groups, while heading up Simplify and Grow, Regions’ initiative to improve the customer experience and create more efficient and effective processes.

“John is uniquely qualified to lead these enterprise functions, while also working closely with me and our three business segments, Consumer, Corporate and Wealth, to achieve our business objectives,” Turner said.

John Owen Biographical Information:

John Owen is Senior Executive Vice President and Chief Operating Officer for Regions. Owen joined Regions in 2007 as head of Operations and Technology, where he served until 2009, when he was named head of the bank’s Consumer Services Group. He also served two years as head of Business Lines, which included the Business Services, Consumer Services, Consumer Lending, and Wealth Management groups, before becoming head of the Regional Banking Group in 2014. He was named head of Enterprise Services and Consumer Banking in March 2018.

Prior to joining Regions, Owen was chief executive officer of Assurant Specialty Property, a Fortune 500 company based in Atlanta. He joined Assurant in 1998 as senior vice president of Information Technology. Owen also was senior vice president of global systems development for Citicorp Credit Services, chief information officer of North American operations for Arrow Electronics and senior vice president of technology for American Airlines. He began his career in information systems with McDonnell-Douglas.

Owen holds a bachelor’s degree in Aviation Management from Auburn University School of Engineering in Auburn, Ala. He is a graduate of Leadership Alabama, a member of the Financial Services Roundtable, and a former board member for the Consumer Bankers Association. He serves on the boards of directors for the Birmingham Business Alliance,

Innovation Depot, and the United Way of Central Alabama, and the advisory board for the UAB Collat School of Business.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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